Exhibit 99.1

Horsehead Holding Corp. Announces Fourth Quarter 2011 Earnings

PITTSBURGH--(BUSINESS WIRE)--February 17, 2012--Horsehead Holding Corp. (Nasdaq: ZINC) reported a consolidated net loss of $(12.7) million, or $(0.29) per diluted share, for the fourth quarter of 2011, compared to net income for the fourth quarter of 2010 of $14.6 million, or $0.33 per diluted share. For the full year of 2011, consolidated net income was $21.5 million, or $0.49 per diluted share compared to $24.8 million, or $0.57 per diluted share, in 2010.

The net loss for the fourth quarter of 2011 was $(4.4) million, or $(0.10) per diluted share after excluding non-cash charges related to hedges and other non-cash charges related to asset valuation adjustments for the Corporation’s Monaca, Pennsylvania site and its Zochem, Inc., subsidiary. This compares to net income for the fourth quarter of 2010 of $7.6 million, or $0.17 per diluted share after excluding the effect of hedges and insurance recoveries net of associated expenses and taxes.

Some of the major items affecting earnings before taxes for the fourth quarter of 2011 excluding these non-cash charges were:

  Increased production at the Monaca, PA smelter combined with results from Zochem, which was acquired on November 1, 2011, resulted in a 33% increase in shipment of zinc products compared to the prior year fourth quarter and an 18% increase compared to the third quarter of 2011;
  Increased melting productivity at INMETCO compared with the fourth quarter of 2010 substantially offsetting the impact of a 15 day planned annual maintenance outage taken in October 2011.
  An 18% decline in the price of zinc and a 22% decline in the price of nickel compared to the fourth quarter of 2010;
  Transaction and other charges related to the Zochem acquisition of $1.0 million.

“For the fourth quarter, zinc production at the smelter was at its highest level of the year, reversing the operational issues that affected production during the third quarter. Demand for our zinc products was very good for a fourth quarter, which is typically adversely affected by lower seasonal demand,” said Jim Hensler, President and Chief Executive Officer. “We were pleased to complete the acquisition of Zochem during the quarter, which added to our zinc production and shipments. INMETCO also contributed positively to the quarter even though an annual maintenance outage was taken in October.”

“The average price of zinc and nickel declined substantially during the quarter, which had an unfavorable effect on earnings. We also saw EAF dust receipts decline during the quarter compared with the third quarter reflecting lower steel output,” Hensler said. “However, cash flow from operating activities, excluding hedge purchases, was favorable for the fourth quarter.”

Fourth Quarter Highlights

  The LME zinc price averaged $0.86/lb for the fourth quarter of 2011 compared to $1.05/lb for the fourth quarter of 2010 and $1.01/lb for the third quarter of 2011. The LME nickel price averaged $8.30/lb for the fourth quarter of 2011 compared to $10.70/lb for the fourth quarter of 2010 and $10.00/lb for the third quarter of 2011.
  Shipments of zinc products increased 33% versus the prior year’s quarter and were 18% above the third quarter of 2011 as zinc production increased 34% versus the fourth quarter of 2010 and 26% when compared to the third quarter of 2011. This increase was due, in part, to the acquisition of Zochem and, in part, due to a higher level of zinc production at the smelter, primarily reflecting the impact of the refinery outage during the fourth quarter of 2010.
  Net sales, excluding the effect of hedges, increased $11.8 million, or 12%, to $109.2 million for the quarter compared to $97.4 million for the prior year’s quarter after excluding hedge charges. Higher shipment volume offset by lower average price realization resulted in increased zinc related sales of $11.6 million.
  Cost of sales, excluding depreciation and amortization, asset impairment charges and the effect of insurance recovery in the prior year quarter, increased $21.4 million, or 26.0%, to $103.7 million versus the prior year’s quarter. This increase reflects the effect of the higher shipment volume, increased energy costs, and two months of operating costs for Zochem. The portion of feedstock for the smelter derived from EAF dust decreased to 76.9% for the current quarter, compared to 81.1% for the fourth quarter of 2010 but increased from 72.9% for the third quarter of 2011, reflecting reduced zinc production in the prior year’s quarter due to the temporary shutdown of the refinery operation. INMETCO’s cost of sales was $1.4 million higher than the prior year’s fourth quarter, primarily reflecting the effect of their annual maintenance outage which occurred in the fourth quarter of 2011.
  Selling, general and administrative expenses were $7.1 million for the fourth quarter, an increase of $2.8 million over the prior year’s quarter, primarily reflecting acquisition expenses and the inclusion of Zochem for two months in the current quarter.
  Cash generated by operating activities, excluding $15.7 million used for the repurchase of sold call options, was $8.0 million for the quarter ended December 31, 2011, reflecting reduced net working capital during the quarter. Investing activities used $53.9 million of cash during the quarter, reflecting $ 15.1 million related to the acquisition of Zochem and $38.8 million of capital spending. At December 31, 2011, cash and cash equivalents were $188.5 million and debt was $79.7 million.

Impact of Hedges and Other Non-Cash Charges

The change in value of hedges had an unfavorable effect, before taxes, of $9.5 million in the fourth quarter. This included an $8.9 million reduction in sales as a result of a $5.7 million net unfavorable impact due to the repurchase of the 2012-2013 sold call positions and a $3.2 million unfavorable mark-to-market adjustment related to open hedge positions as of December 31, 2011. The repurchase of the sold call positions during the fourth quarter resulted in a realized gain of $13.4 million for the year, however, these positions had previously been written up to an unrealized gain of $19.1 million at the end of the third quarter. Cost of sales was $0.7 million higher as a result of noncash hedge charges. Following is a summary of effects in 2011 related to hedges, $’s in thousands.

	OPTIONS
	2011	2012	2013	Swaps	Total
Fair value December 31, 2010	$579			$405	$984
Purchases					-
Settlements of closed positions				(225)	(225)
Gain/(loss) on settlements of closed positions	(1)			(109)	(110)
Mark to market adjustment on open positions	(427)			(34)	(461)
Fair value March 31, 2011	$151	$-	$-	$37	$188
Purchases (see note)		*	*		-
Settlements of closed positions				(135)	(135)
Gain/(loss) on settlements of closed positions				69	69
Mark to market adjustment on open positions	(118)	(10,288)	(4,931)	963	(14,374)
Fair value June 30, 2011	$33	$(10,288)	$(4,931)	$934	$(14,252)
Purchases					-
Settlements of closed positions				(359)	(359)
Gain/(loss) on settlements of closed positions				(196)	(196)
Mark to market adjustment on open positions	39	25,834	13,148	(12)	39,009
Fair value September 30, 2011	$72	$15,546	$8,217	$367	$24,202
Purchases		7,835	7,908	31	15,774
Settlements of closed positions				(69)	(69)
Gain/(loss) on settlements of closed positions	(72)	(3,404)	(2,281)	(270)	(6,027)
Mark to market adjustment on open positions	-	(2,254)	(141)	(1,029)	(3,424)
Fair value December 31, 2011	$-	$17,723	$13,703	$(970)	$30,456

* Put and call options were purchased and call options were sold having a net zero cash outlay

An initial impairment charge of $9.8 million, before taxes, was taken related to the Monaca, PA facility to partially adjust the net book value of the assets for the potential closure of the facility as a result of the expected future start-up of the new zinc plant in North Carolina. The remaining net book value of the assets at the Monaca, PA facility is approximately $50 million at December 31, 2011. The Company plans to close the smelting operation when the new zinc plant is commissioned but has not made any final decisions regarding other operations at the site.

In addition, a bargain purchase gain of $4.9 million has been taken as the estimated fair market value of net assets acquired through the acquisition of Zochem, Inc. exceeded the purchase price.

Shipments and Production Data (1)

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2011	2010	2011	2010
Zinc production - tons	40,326	30,177	141,656	123,743
Zinc product shipments - tons	42,198	31,691	151,997	136,661
Zinc contained - tons	38,402	30,322	139,515	126,720
Net sales realization
Zinc products - per lb	$0.91	$1.02	$1.01	$0.99
Zinc products -per lb zinc contained	$1.00	$1.06	$1.10	$1.07
EAF dust receipts - tons	128,405	127,865	534,241	537,979
Nickel remelt alloy shipments - tons	6,960	7,404	27,899	26,997
LME average zinc price - per lb	$0.86	$1.05	$0.99	$0.98
LME average nickel price - per lb	$8.30	$10.70	$10.36	$9.89

(1) The 2011 data includes two months of Zochem, Inc.

Business Outlook

Hensler added, “While steel production softened slightly during the fourth quarter of 2011, we have seen much stronger steel production activity since the start of 2012. The combination of higher steel production levels and new service contracts added in 2012 has resulted in dust receipt levels that are currently trending over 25% higher than 2011 receipts. This should result in higher operating levels for our recycling facilities and increased EAF-based feedstock for our smelter.

“We are pleased with the smooth transition that has taken place following the acquisition of Zochem. Coordination of sales and production between the Monaca, PA and Brampton, Ontario operations has progressed well. This acquisition broadens our geographic reach, diversifies our customers and markets for zinc oxide, and provides added operational flexibility. We expect this acquisition to be accretive to earnings immediately.

“Demand for zinc metal and, particularly, zinc oxide is better than expected as we start 2012. We expect to continue to operate our full complement of six zinc smelting furnaces in 2012 as well as purchase metal for the production of zinc oxide at Zochem. INMETCO continues to operate at full capacity. We are beginning to see evidence of strengthening of stainless steel production as tolling receipts have gradually increased in the past few weeks. We will begin to implement the next capacity expansion investments at INMETCO during the first half of 2012 to reach our overall goal of growing production capacity by 25% from its pre-acquisition levels. These investments will position INMETCO to serve the planned expansions in stainless steelmaking capacity in the U.S. market.

“Project activity and capital spending is beginning to accelerate on our new zinc plant project in Rutherford County, NC. Site clearing and grading has been completed, detailed engineering is underway and long-lead time equipment is being ordered. We have completed the purchase of the majority of commodity price sensitive components for the plant such as the anode silver and lead at favorable prices compared to our original estimates. We will start foundation work this month. At this stage of the project, we continue to believe we are on track to complete construction of the plant and begin startup in the third quarter of 2013. Our estimate for the construction cost of the new zinc plant remains at $350 to $375 million. Once fully operational, it should provide us with annual incremental EBITDA of approximately $90 to $110 million. We have spent approximately $42 million on this project through the end of 2011. We continue to develop financing alternatives for the balance of the capital that may be needed to complete the project. We have applied for export credit financing of approximately 70 million Euro associated with the equipment and engineering being supplied out of Europe. The applicable credit agency has indicated preliminary approval for the financing. We are exploring additional financing options to help insure adequate liquidity to complete this project and to pursue other attractive investment opportunities.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Friday, February 17, 2011, at 11:00 am EST to discuss its fourth quarter results. Dial-in instructions are as follows.

Dial-In Numbers:
United States: (800) 230-1093
International: (651) 291-5254

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at https://im.csgsystems.com/cgi-bin/confCast. Enter Conference ID# 232657 then click Go.

A replay of the call will be available beginning at 1:00 pm EST on Friday, February 17, 2012, and ending on Friday, February 24, 2012, at 11:59 pm EST. Dial in instructions for the replay are as follows.

Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 232657

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,150 people and has eight facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, proposed initiatives and strategy, growth targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions on our results of operations, our future operating costs and production levels and our expansion plans and initiatives, our ability to achieve the benefits we expect to achieve from the Zochem acquisition and the cost savings and other benefits we expect to achieve from our new zinc plant once fully operational, the ultimate cost to construct the new plant and our ability to secure any additional required financing for it on acceptable terms or at all, our ability to obtain environmental and regulatory permits and approvals, and the success and timing of our expansion plans and initiatives and their impact on our future capabilities, capacity and production costs. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2011	2010	2011	2010

Net sales	$100,335	$96,299	$451,180	$382,362
Cost of sales (excluding depreciation and amortization)	113,517	82,285	387,748	324,789
Insurance claim income	-	19,267	10,347	19,267
Gross profit (excluding depreciation and amortization)	(13,182)	33,281	73,779	76,840
Depreciation and amortization	6,135	5,400	22,025	18,612
S G & A expenses	7,147	4,366	22,942	18,672
Income (loss) from operations	(26,464)	23,515	28,812	39,556
Interest expense	970	306	3,324	1,226
Interest and other income	514	176	1,948	849
Bargain Purchase of Business	4,920	-	4,920	-
Income (loss) before taxes	(22,000)	23,385	32,356	39,179
Income tax provision (benefit)	(9,296)	8,752	10,902	14,409
Net income (loss)	$(12,704)	$14,633	$21,454	$24,770

Earnings (loss) per diluted share	$(0.29)	$0.33	$0.49	$0.57

Weighted average diluted shares outstanding	44,060	43,751	44,161	43,668

EBITDA (1)	$(308)	$30,183	$63,347	$63,714

Balance Sheet Items (unaudited)

	Dec 31, 2011	Dec 31, 2010

Cash and cash equivalents	$188,500	$109,557
Other current assets	145,170	126,198
Property, plant and equipment, net	260,052	218,652
Other assets	38,259	41,729
Total assets	$631,981	$496,136

Current liabilities	72,740	65,635
Long-term debt	79,663	255
Other long-term liabilities	67,327	57,236
Stockholders’ equity	412,251	373,010
Total liabilities and stockholders’ equity	$631,981	$496,136

Segment Information (unaudited)

	Three months ended Dec 31, 2011				Twelve months ended Dec 31, 2011
	Zinc	Nickel	Other	Total	Zinc	Nickel	Other	Total
Net sales	$87,068	$13,591	$(324)	$100,335	$389,767	$62,477	$(1,064)	$451,180
(Loss) income before income taxes	(23,176)	1,176	-	(22,000)	13,764	18,592	-	32,356

	Three months ended Dec 31, 2010				Twelve months ended Dec 31, 2010
	Zinc	Nickel	Other	Total	Zinc	Nickel	Other	Total
Net sales	$81,245	$15,292	$(238)	$96,299	$329,139	$54,162	$(939)	$382,362
(Loss) income before income taxes	18,935	4,450	-	23,385	24,800	14,379	-	39,179

(1) EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income (loss):

EBITDA	Three months ended Dec 31,		Twelve months ended Dec 31,
	2011	2010	2011	2010

Net income (loss)	$(12,704)	$14,633	$21,454	$24,770
Noncash hedge adjustments	9,520	1,159	(271)	3,686
Noncash compensation expense	704	109	2,984	1,860
Impairment of assets - Monaca	9,797	-	9,797	-
Income tax provision (benefit)	(9,296)	8,752	10,902	14,409
Interest expense	970	306	3,324	1,226
Interest and other income	(5,434)	(176)	(6,868)	(849)
Depreciation and amortization	6,135	5,400	22,025	18,612
EBITDA	$(308)	$30,183	$63,347	$63,714

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000